LAW OFFICES OF

                             DECHERT PRICE & RHOADS
                              1500 K Street, N.W.
                          Washington, D.C. 20005-1208
                           Telephone: (202) 626-3300
                              Fax: (202) 626-3334

                                 August 29, 1997



Board of Trustees
American Century Capital Manager Fund
American Century Manager Funds
4500 Main Street
Kansas City, Missouri  64141-6200

Board of Directors
American Century Strategic Allocation:  Conservative
American Century Strategic Asset Allocations, Inc.
4500 Main Street
Kansas City, Missouri  64141-6200


Gentlemen:

         You have requested our opinion regarding certain Federal income tax consequences to the American Century Capital Manager Fund (the "Fund"), a
portfolio of American  Century  Manager  Funds,  to American  Century  Strategic
Allocation: Conservative ("Acquiring"), a portfolio of American Century Strategic Asset Allocations, Inc., and to the holders of the shares of beneficial interest of the Fund, in connection with the proposed transfer of substantially all of the properties of the Fund to Acquiring, in exchange solely for voting shares of common stock of Acquiring ("Acquiring Shares") and the assumption by Acquiring of all of the liabilities of the Fund followed by the distribution of such Acquiring Shares received by the Fund in complete liquidation and termination of the Fund, all pursuant to the Agreement and Plan of Reorganization (the "Agreement") executed by the Fund and Acquiring and included as an exhibit to Form N-14.

         For purposes of this opinion, we have examined and relied upon (1) the Agreement, (2) the Form N-14, dated June 2, 1997, and filed by Acquiring on April 18, 1997, with the Securities and Exchange Commission, (3) letters of representation furnished to us by Fund and Acquiring, and (4) such other documents and instruments as we have deemed necessary or appropriate for




Board of Trustees
American Century Capital Manager Fund
American Century Manager Funds

Board of Directors
American Century Strategic Allocation:  Conservative
American Century Strategic Asset Allocations, Inc.

August 29, 1997
Page 2

purposes of rendering this opinion. We assume that the transaction that is the subject of this letter will be carried out in accordance with the terms of the Agreement and as described in the documents we have examined. This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.

         Based upon the foregoing, it is our opinion that, for Federal income tax purposes:

         (1) The acquisition by Acquiring of substantially all of the properties of the Fund in exchange solely for Acquiring Shares and the assumption by Acquiring of the liabilities of the Fund followed by the distribution of Acquiring Shares to the shareholders of the Fund in exchange for their Fund shares in complete liquidation and termination of the Fund, will constitute a reorganization within the meaning of Section 368 of the Code. The Fund and Acquiring will each be "a party to a reorganization" within the meaning of
Section 368(b) of the Code.

         (2) The Fund will recognize no gain or loss upon transferring its properties to Acquiring in exchange solely for Acquiring Shares and the assumption by Acquiring of the liabilities of the Fund or upon distributing to its shareholders the Acquiring Shares received by the Fund in the transaction pursuant to the Agreement.

         (3) Acquiring will recognize no gain or loss upon receiving the properties of the Fund in exchange for Acquiring Shares and the assumption by Acquiring of the liabilities of the Fund.

         (4) The aggregate adjusted basis to Acquiring of the properties of the Fund will be the same as the aggregate adjusted basis of those properties in the hands of the Fund immediately before the exchange.

         (5) Acquiring's holding periods with respect to the properties of the Fund that Acquiring acquires in the transaction will include the respective periods for which those properties were held by the Fund (except where investment activities of Acquiring have the effect of reducing or eliminating a holding period with respect to an asset).




Board of Trustees
American Century Capital Manager Fund
American Century Manager Funds

Board of Directors
American Century Strategic Allocation:  Conservative
American Century Strategic Asset Allocations, Inc.

August 29, 1997
Page 3


         (6) The shareholders of the Fund will recognize no gain or loss upon receiving Acquiring Shares solely in exchange for Fund shares.

         (7) The aggregate basis of the Acquiring Shares received by a shareholder of the Fund in the transaction will be the same as the aggregate basis of the Fund shares surrendered by the shareholder in exchange therefor.

         (8) A Fund shareholder's holding period for the Acquiring Shares received by the shareholder in the transaction will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such shares as a capital asset on the date of Reorganization.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations to be made to us.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Acquiring with the Securities and Exchange Commission.

                                                       Very truly yours,


                                                       /s/DECHERT PRICE & RHOADS